COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Wednesday, May 23, 2007

COACHMEN INDUSTRIES, INC. ANNOUNCES RETAIL MARKET SHARE GAINS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced retail market share improvements for the first quarter of 2007.  Retail registrations as reported by Statistical Surveys, Inc. improved in several product categories in the first quarter.  Share of Class A diesel motorhomes increased 18.1% from a year earlier and Class C market share also increased 18.1% during the same period.  In towables, the Company increased retail market share in both travel trailers and fifth-wheels by 6.3% and 3.8% respectively.

“We are excited to see the work we’ve put into redesigning our products bear fruit in the form of increased market share,” stated Michael R. Terlep, President of the Coachmen RV Group.  “Our recent gains validate our strategy and vision to provide affordable RV’s with best-in-class quality, featuring innovative designs presented with ‘WOW’ in the entry to mid-level markets.  We will continue that focus as we build on our market share momentum with the introduction of our new 2008 model-year products at our upcoming dealer seminar.”

Coachmen Industries, Inc., through its prominent industry subsidiaries, is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings. The Company's well-known RV brand names include COACHMEN®, GEORGIE BOY®, SPORTSCOACH® and VIKING®.  Coachmen's ALL AMERICAN HOMES subsidiary is one of the nation’s largest producers of systems-built homes, and also a major builder of multi-family residential and commercial structures with its ALL AMERICAN BUILDING SYSTEMS® products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing

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Coachmen Industries, Inc. Announces Retail Market Share Gains

May 23, 2007

with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Jeffery A. Tryka, CFA

     Director of Planning and Investor Relations

     574-262-0123

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